                              EXHIBIT 10.1


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                          STOCK EXCHANGE AGREEMENT



                          dated February __, 1996

                                by and among

                          VIVRA ORTHOPAEDICS INC.,

                                    and

                          JOSEPH ZAGORSKI, M.D.,
                                 as Seller

                                    and

                            Vivra Incorporated





    =================================================================

                            STOCK EXCHANGE AGREEMENT

                           ---------------------------


          THIS STOCK EXCHANGE AGREEMENT is made and entered into this ____ day of February, 1996, by and among Vivra Orthopaedics Inc., a Delaware corporation ("VOR"), Joseph Zagorski, M.D. ("Seller") and Vivra Incorporated, a Delaware corporation ("Vivra").

          WHEREAS, OrthoNet, Inc., a Florida corporation ("OrthoNet") is engaged in the business of owning and operating an orthopaedic network in the State of Florida (referred to herein as the "Florida Business");

          WHEREAS, Seller owns 1,000 shares of common stock, $0.01 par value, of OrthoNet (the "OrthoNet Shares");

          WHEREAS, Vivra desires to purchase from Seller and Seller desires to sell to Vivra all of the OrthoNet Shares; and

          WHEREAS, Seller and Vivra will derive significant benefits from the consummation of the transactions contemplated by this Agreement and wish to induce the other to enter into this Agreement by entering into certain covenants and agreements.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


                                    ARTICLE I

                                 THE TRANSACTION

          1.1.      Exchange of Stock.  Subject to the terms and conditions
                    -----------------
contained herein, at the Closing (as hereinafter defined) Seller shall sell, transfer and assign to Vivra, and Vivra shall purchase, accept and receive all right, title and interest in and to all of the OrthoNet Shares, free and clear of all options, pledges, security interests, liens, charges or other encumbrances or restrictions of any kind ("Encumbrances"), solely in exchange for common stock of Vivra.

                                   ARTICLE II

                           CONSIDERATION FOR TRANSFER

          2.1.      Consideration.
                    -------------

          (a) Upon the terms and subject to the conditions hereof, and in consideration of the transfer and delivery of the OrthoNet Shares, at the Closing Vivra shall deliver (i) to Seller that number of shares of common stock, $.01 par value per share of Vivra ("Vivra Common Stock") equal to $7,250,000 divided by the Average Closing Price (as defined below), and (ii) to the Escrow Agent (as defined below), that number of shares of Vivra Common Stock equal to $250,000 divided by the Average Closing Price (the "Post Closing Payment").

          (b) For purposes of this Agreement "Average Closing Price" shall mean the average closing price of Vivra Common Stock on the New York Stock Exchange for the ten (10) consecutive trading days ending on the fifth (5th) trading day prior to the Closing Date.

          (c) All references in this Agreement to Vivra Common Stock shall be deemed to include the associated right to purchase a share of Vivra Series A Junior Participating Preferred Stock pursuant to the Rights Agreement between Vivra and Bank of America National Trust and Savings Association. The shares of Vivra Common Stock to be issued to the Seller (including the Post Closing Payment) are referred to in this Agreement as the "Vivra Shares". The Vivra Shares to be delivered to Seller pursuant to Section 2.1(a)(i) shall initially be delivered to the Seller Representative pursuant to Section 6.11 of this
                                                      ------------
Agreement.


                                   ARTICLE III

                                   THE CLOSING

          3.1.  Closing.  The Closing of the transfer of the OrthoNet Shares
                -------
contemplated by this Agreement (the "Closing") will occur on __________, 1996, or on such other date as the parties may agree (the "Closing Date"). Upon consummation, the Closing shall be deemed to take place as of the opening of business on the Closing Date.

          3.2.  Deliveries by VOR.  At the Closing, VOR shall deliver the
                -----------------
following:

          (a) certificates evidencing the number of Vivra Shares to be delivered to the Seller Representative and the Escrow Agent; and

          (b) an Officer's Certificate as to the accuracy at Closing of all of VOR's representations and warranties as if made at and as of Closing, the fulfillment of all of VOR's agreements and covenants and the satisfaction of all Closing conditions to be satisfied by VOR; and

          (c) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

          3.3.  Deliveries by Seller.  At the Closing, Seller shall deliver the
                --------------------
following:

          (a) certificate(s) evidencing all of the OrthoNet Shares, duly endorsed for transfer to Vivra;

          (b) payoff and release letters from all creditors of OrthoNet having a lien on any of the Assets (as defined below);

          (c) a Good Standing Certificate for OrthoNet as of a recent date from the Secretary of State of Florida;

          (d) a Certificate as to the accuracy at Closing of all of Seller's representations and warranties as if made at and as of Closing, the fulfillment of all of Seller's agreements and covenants and the satisfaction of all Closing conditions to be satisfied by Seller;

          (e) the minute books, bylaws and stock records of OrthoNet certified by the secretary of OrthoNet;

          (f) the written resignation of Seller as an officer and director of OrthoNet;

          (g) a letter substantially in the form attached hereto as Exhibit B, executed by Seller; and

          (h) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

At the Closing, the Seller shall take all steps necessary to place Vivra in actual possession and operating control of the Florida Business.

          3.4.  Closing Agreements.  At the Closing, the parties shall execute,
                ------------------
acknowledge and deliver the following (collectively, the "Closing Agreements"):

          (a)  an Employment Agreement between VOR and Seller in
     substantially the form attached hereto as Exhibit A (the "Employment
                                               ---------
     Agreement");

          (b) an Escrow Agreement among Vivra, Seller and Geiger, Kasdin, Heller, Kuperstein, Chames & Weil, P.A., as Escrow Agent, in
     substantially the form attached hereto as Exhibit C; and
                                               ---------

          (c) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller hereby represents and warrants to VOR and Vivra as of the date hereof and as of the Closing Date as follows:

          4.1.  Authority.  The Seller has all requisite right, power and
                ---------
authority, without the consent of any other person or entity, to execute and deliver this Agreement and the agreements to be executed and delivered by Seller at Closing and to carry out the transactions contemplated hereby and thereby, including the sale of the OrthoNet Shares. All actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken.

          4.2.  Validity.  This Agreement and the agreements and other documents
                --------
to be delivered at Closing by Seller have been duly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, upon notice, with the passage of time, or both) result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of OrthoNet, and are not prohibited by, do not and will not violate or conflict with any provision of, and do not and will not constitute a default under or a breach of (i) the charter or by-laws of OrthoNet, (ii) any contract, agreement or other instrument to which Seller or OrthoNet is a party or by which Seller or OrthoNet or any of their assets is bound, (iii) any order, decree or judgment of any court or governmental agency, or (iv) any law, rule or regulation applicable to OrthoNet, Seller or the Florida Business.

          4.3.  Due Organization and Ownership.
                ------------------------------

          (a) OrthoNet is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has full power and authority and all requisite rights, licenses and permits to carry on the Florida Business as it is presently conducted by OrthoNet. OrthoNet does not engage in business in any state other than the State of Florida.

          (b) The authorized capital stock of OrthoNet consists of one thousand (1,000) shares of common stock, $0.01 par value, of which 1,000 shares are issued and outstanding on the date hereof. All of the OrthoNet Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or other right of any person. There are no outstanding options, rights, warrants, conversion rights or other agreements or commitments to which Seller or OrthoNet is a party or binding upon Seller or OrthoNet providing for the issuance or transfer by Seller or OrthoNet of any of the capital stock of OrthoNet. Seller is the sole record and beneficial owner of the OrthoNet Shares and has good and marketable title to such OrthoNet Shares and the absolute right, power and capacity to sell, assign, transfer and deliver such OrthoNet Shares to Vivra free and clear of any liens, encumbrances, pledges, security interests, restrictive agreements, options, rights of first refusal, transfer restrictions, conditional sales agreements, voting trust arrangements, voting agreements or claims of any nature whatsoever. Seller is conveying to Vivra good and marketable title to the OrthoNet Shares free of any interest whatsoever of third parties. Seller is the only officer or director of OrthoNet.

          4.4.  Consents.  Except as described on Schedule 4.4, no approval,
                --------                          ------------
authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by Seller of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby, including the transfer of the OrthoNet Shares to VOR.

          4.5.  Transactions with Affiliates.  Except as described on Exhibit
                ----------------------------                          -------
4.5, neither Seller, nor any of its Affiliates (as hereinafter defined) directly
---
or indirectly: (a) owns any debt, equity or other interest in any corporation, association or other entity which is a competitor, provider, lessor, lessee, customer or supplier of the Florida Business; (b) has any cause of action or other claim against or owes any amount to, or is owed any amount by, OrthoNet;
(c) has any interest in or owns any property or right used in the conduct of the Florida Business; (d) is a party to any contract, lease, agreement, arrangement or commitment of which OrthoNet is a party or which is used in the conduct of the Florida Business; or (e) received from or furnished to the Florida Business any goods or services. For purposes of this Agreement, the term "Affiliate" means any member of the immediate family of Seller, or any corporation, partnership, trust or other entity in which Seller or any member of its immediate family is a director, officer, partner or trustee or has an equity interest in excess of 5%.

          4.6.  Financial Statements.  The balance sheet and income statement of
                --------------------
OrthoNet as of and for the fiscal years ended December 31, 1994 and December 31, 1995 (i) are attached hereto as Schedule 4.6 (the "Financial Statements"); (ii)
                                ------------
are materially accurate, correct and complete based on the modified cash method of accounting; (iii) fairly present the financial condition and results of operations of OrthoNet as of the dates and for the periods indicated based on the modified cash method of accounting; and (iv) are prepared on a modified cash basis in accordance with the books of account and records of OrthoNet. The Florida Business is not subject to any liability or obligation (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) other than (a) amounts owed to physicians or physical therapists and (b) liabilities and obligations described on Schedule 4.6. VOR agrees to pay the
                                         ------------
reasonable fees and expenses of OrthoNet's accountant relating to the preparation of the Financial Statements. The Seller represents and warrants as follows:

          (a) the aggregate of all capitated revenues collected by the Florida Business for the period from January 1, 1995 to December 31, 1995 was $2,784,013.16 and the aggregate of all compensation paid to physicians or physical therapists by the Florida Business during such period was $2,097,227.24;

          (b) as of the date hereof and as of Closing, after giving effect to any outstanding checks or debit orders of any type, OrthoNet has cash in its bank accounts equal to the sum of (i) $450,000 (such amount being referred to as the "Additional Reserves"), plus (ii) an amount sufficient to pay all amounts owed, pursuant to the contractual terms of the applicable providers agreements, to physicians, physical therapists or other service providers for services rendered prior to the Closing and all other liabilities of the Company (such cash amount being referred to as the "Base Reserves"); and

          (c) the Base Reserves are equal to or greater than 85% of the aggregate gross revenues collected by OrthoNet in the months of December, January and February, 1996.

The parties agree to prepare a Settlement Statement pursuant to the provisions of Section 5 of the Escrow Agreement. The Settlement Statement will set forth, among other things, the actual Cash Reserves and liabilities of OrthoNet as of the Closing Date.

          4.7.  Books and Records.  The books of account and other records
                -----------------
(financial and otherwise) of the Florida Business are materially complete and correct and are maintained in accordance with good business practices.

          4.8.  Interim Change.  Except as described in reasonable detail on
                --------------
Schedule 4.8, since December 31, 1994, OrthoNet has operated the Florida
------------
Business only in the ordinary
course, consistent with past practices, and there has not been any of the following in connection with the Florida Business:

          (a) any adverse change in the financial condition, assets, liabilities, personnel, prospects or business affairs of the Florida Business or in its relationships with suppliers, vendors, customers, patients, payors, providers, representatives, employees or others nor has there been the occurrence of any event or condition which could reasonably be expected to have such an effect;

          (b) any declaration or payment of any dividend or other distribution with respect to the equity interests of OrthoNet;

          (c) any forgiveness, cancellation, write-off or write-down of debts or claims, or waiver of any rights related to the Florida Business other than in the ordinary course of business;

          (d) any increase in the compensation, benefits or method or rate of reimbursement paid, payable or to become payable by OrthoNet or the Florida Business to any employee, independent contractor or other person who renders services in connection with the Florida Business, or any payments of compensation other than salary to any of such employees;

          (e) any incurrence of debt other than trade payables incurred in the ordinary course of business;

          (f) any entry into any material agreement, commitment or transaction by OrthoNet or any capital expenditure in excess of $5,000;

          (g) any incurrence of any security interest, lien, charge, encumbrance or claim on, or any damage or loss to, any of the Assets;

          (h) any change in the method of operation or practices of the Florida Business, including any change in the accounting, billing or invoicing procedures of the Florida Business;

          (i) any sale, transfer or disposal by or for the Florida Business or purchase by or for the Florida Business of any properties or assets, except in the ordinary course consistent with past practices; or

          (j) any agreement, commitment or understanding by Seller or OrthoNet to do any of the foregoing.

          4.9.  Insurance.  Schedule 4.9 contains a list of all policies of
                ---------   ------------
insurance or fidelity bonds maintained in connection with or covering the assets, personnel, products or operations of the Florida Business. OrthoNet has delivered to VOR accurate and complete copies of all such policies. Such policies are in full force and effect. OrthoNet has maintained insurance policies since its incorporation with coverage substantially the same as that provided under the policies listed on Schedule 4.9. Schedule 4.9 also contains
                                      ------------   ------------
a list of all claims related to the Florida Business made on such policies during the last 3 years.

          4.10.  Licenses and Permits.  Schedule 4.10 contains an accurate,
                 --------------------   -------------
correct and complete list of each license, permit, provider number, certificate, approval, exemption, franchise, registration, variance, accreditation or authorization used or required for the operation of the Florida Business (collectively, the "Licenses and Permits"). The Licenses and Permits are valid and in full force and effect and there are not pending, or, to the knowledge of Seller threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. The
Licenses and Permits are all of the licenses, permits, provider numbers, certificates, approvals, franchises, registrations, accreditations and other authorizations as are necessary or appropriate in order to enable OrthoNet to own and conduct the Florida Business and to occupy its real property. No violations have been recorded in respect of any Licenses and Permits, and the Seller knows of no meritorious basis therefor.

          4.11.  Assets.  OrthoNet is the sole and exclusive legal and equitable
                 ------
owner of all right, title and interest in all of the assets, properties, contracts, rights and claims used in, relating to or arising from the conduct of the Florida Business (the "Assets"). OrthoNet has good and marketable title to the Assets and such Assets are not and will not be subject to any pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, license, easement, right of way, encumbrance or other restriction of any kind. All of the Assets, whether owned or leased by OrthoNet, are in good operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used. The Assets will furnish Vivra with all of the capacity and rights to operate the Florida Business in the same manner as it is presently being operated by OrthoNet and Seller and to otherwise conduct the Florida Business in the same manner as presently conducted.

          4.12.  Real Estate.  OrthoNet does not own any real property.
                 -----------
Schedule 4.12 sets forth an accurate, correct and complete list of all real
-------------
property used in the conduct of the Florida Business (the "Real Estate"). OrthoNet has been in peaceable possession of the Real Estate since the commencement of the original term of the lease related thereto. The Seller does not know of any environmental audits or similar reports relating to the Real Estate.

          4.13.  Personal Property Leases.  OrthoNet does not lease any of the
                 ------------------------
personal property that is used in the Florida Business.  Schedule 4.13 sets
                                                         -------------
forth an accurate, correct and complete list of all office furnishings and equipment owned by OrthoNet.

          4.14.  Trade Secrets, Know-How and Proprietary Information.  Schedule
                 ---------------------------------------------------   --------
4.14 contains a list of all information in the nature of trade secrets, know-how
----
or proprietary information, including but not limited to, software, copyrighted and copyrightable material, electronic data processing systems, program specifications and technical information relating to or used in the Florida Business (the "Proprietary Information"). All Proprietary Information:
(a) is owned solely and exclusively by OrthoNet; and (b) has been maintained as a trade secret by OrthoNet by taking all necessary action to protect such Proprietary Information as a trade secret. Seller does not have knowledge of any violation of any trade secret rights or copyrights with respect to the Proprietary Information by any other person, nor of any violation by OrthoNet of any trade secret rights, patents, trademarks or copyrights of any other person.

          4.15.  Material Contracts.  Schedule 4.15 contains a list of all
                 ------------------   -------------
contracts, agreements, commitments, instruments, leases and arrangements, including all amendments or supplements thereto, related to the Florida Business to which Seller or OrthoNet is a party or bound, or by which any of the Assets or the Florida Business are subject or bound, which (a) are material to the Florida Business or (b) meet any of the following descriptions (collectively, the "Material Contracts"): (i) any contracts, agreements or arrangements with insurance companies, managed care plans, employers or other third parties pursuant to which health care services are provided to patients; (ii) any contract or agreement not entered into in the normal course of business; (iii) any contract or agreement which involves future payments or receipts in excess of $5,000; and (iv) any contracts or agreements with physicians or other providers of medical services on behalf of the Florida Business. Seller has delivered to VOR accurate and complete copies of each Material Contract. All Material Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect. Neither OrthoNet, nor to the best of Seller's knowledge, any other party to any Material Contract is in breach of any provision of, in violation of, or in default under the terms of any Material Contract. No event has occurred which with notice or passage of time or both would result in a breach of any provision of, or default under, the terms of any Material Contract. Except as indicated on Schedule 4.15, the purchase and sale
                                           -------------
of the OrthoNet Shares, without notice to, or the consent of, any other party will not constitute a default under, or a breach of, any Material Contract, and after Closing each Material Contract will continue to be valid and binding and enforceable by OrthoNet according to its terms.

          4.16.  Employees; Independent Contractors.
                 ----------------------------------

          (a)  Schedule 4.16(a)  is an accurate, correct and complete schedule
               ----------------
containing the name, present position and rate of compensation of all employees of OrthoNet. OrthoNet does not have any written or oral agreements with any of
its employees.   Except as set forth in Schedule 4.16(a), (i) OrthoNet has
                                        ----------------
complied with all local, state, and federal laws respecting the employment of such employees; and (ii) OrthoNet has paid all accrued wages and compensation due to employees, including all earned and accrued vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses, other than with respect to the current payment period.

          (b)  Schedule 4.16(b) is an accurate, correct and complete schedule
               ----------------
containing the name of all independent contractors used by OrthoNet in the conduct of the Florida Business and a brief description of the types of services provided to the Florida Business by such independent contractor. During the past 24 months the average compensation paid by OrthoNet to the independent contractors listed on Schedule 4.16(b) in any month has been less than 85% of the revenues collected by the Florida Business for such month. OrthoNet has no knowledge of any fact, condition or event which would cause OrthoNet's relationship with any independent contractor after the Closing to be materially different than the current relationship of such independent contractor with OrthoNet.

          4.17.  Employee Benefit Plans.  Schedule 4.17 sets forth an accurate,
                 ----------------------   -------------
correct and complete list of all bonus, profit sharing, pension, deferred compensation, incentive or other compensation plans or arrangements (all of the foregoing, whether in existence by virtue of agreement, policy, course of dealing or applicable law, being herein called "Benefit Plans") maintained or
                                                -------------
contributed to by OrthoNet. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefits Plans and all applicable laws, rules and regulations have been timely made. All Benefit Plans have been operated and maintained in accordance with the terms thereof and all applicable laws, rules and regulations. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been fully and timely filed or distributed.

          4.18.  Taxes.  (a)  Seller has filed or will file all returns,
                 -----
declarations and reports and all information returns and statements (collectively, "Returns") required to be filed or sent by or on behalf of OrthoNet with respect to all foreign, federal, state, county, local and other taxes of every kind, including income, gross receipts, excise, franchise, property, value added, import duties, employment, transfer, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon (collectively, "Taxes") for any period ending before the Closing Date. As of the time of filing, the Returns accurately and correctly reflected, and Returns not yet filed as of the date hereof will accurately and correctly reflect, the income, business, assets, operations, activities and status of OrthoNet and any other information required to be shown thereon. OrthoNet has timely paid all Taxes required to be paid prior to the date hereof and will timely pay all Taxes that will be shown as due and payable on its Returns required to be filed or sent after the date hereof. The Seller agrees to pay, and indemnify VOR from, any Taxes relating in any way to the period prior to the Closing Date; provided, however, that VOR will pay any Taxes, if any, relating to the recognition after the Closing Date of the Additional Reserves as income; provided, however, that VOR shall not be responsible for, and Seller shall pay any related interest and penalties which accrue prior to the date that Vivra determines that the Additional Reserves are not owed to physicians, physical therapists, other service providers or payors. VIVRA will recognize as income that portion of the Additional Reserves if and when it determines that such amounts are not owed to physicians, physical therapists, other service providers or payors.

          (b) At all times since January 1, 1992, OrthoNet has filed all notices, tax returns, documents or other forms, met all eligibility requirements, and taken all other actions as is, or was, necessary to validly elect and maintain "S Corporation" status under Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code"). OrthoNet did not have any operations or income prior to December 31, 1991. The State of Florida does not tax the net income of S Corporations. At all times prior to the date hereof, OrthoNet has used the accrual method of accounting for income tax purposes. During the past two years OrthoNet has not made, and as a result of the transactions contemplated by this Agreement, it will not be necessary or appropriate for OrthoNet to make, any adjustments pursuant to Section 481 of the Code.

          (c) As soon as practicable after the close of OrthoNet's tax year, Seller and its accountants shall prepare the federal and state S corporation income tax returns for OrthoNet for 1995 and the period to date in 1996 (the "Final Tax Returns"). The Final Tax Returns shall be completed using the accrual method of accounting. VOR and OrthoNet shall permit the Seller and its accountants to have full and free access to OrthoNet's books and records, without charge, to the extent such access is necessary or helpful for preparation of the Final Tax Returns. The Final Tax Returns shall, in accordance with Internal Revenue Code Section 1362(e)(6), reflect the income of OrthoNet for the period beginning January 1, 1995 and ending on the Closing Date and shall otherwise be prepared on a basis consistent with OrthoNet's historical practices. VOR shall have the right to review and approve the Final Tax Returns prior to such returns being filed. The Final Tax Returns shall be filed by Seller no later than the due dates for such returns. Seller shall pay when due all Taxes payable with respect to the Final Tax Returns. VOR agrees not to file an amended income tax return for OrthoNet for any taxable period of OrthoNet ending prior to or on Closing, without the prior written consent of Seller, which may not be unreasonably withheld if such amendment is consistent with an audit or other request of the internal revenue service. Seller and its representatives shall have the right to participate in any meetings which Vivra or its representatives may have with the internal revenue service relating to taxable periods ending on or before Closing.

          (d) Seller hereby represents and warrants that OrthoNet has timely filed all Form 1099s required to be filed for each physician, physical therapist or other service provider that provided services for, or on behalf of, OrthoNet during the period from January 1, 1995 to an including December 31, 1995.

          4.19.  Litigation.  Except as set forth in Schedule 4.19, OrthoNet and
                 ----------                          -------------
Seller are not engaged in, or a party to, or to the best of the Seller's knowledge, threatened with, any suit, action, proceeding, or investigation or legal, administrative, arbitration or other method of settling disputes and Seller does not know, anticipate or have notice of any basis for any such action. Neither Seller nor OrthoNet has received notice of any investigation threatened or contemplated by any foreign, federal, state or local government or regulatory authority, including those involving the Florida Business' employment practices or policies or compliance with environmental regulations. The Florida Business and the Assets are not subject to any order, decree or judgment of any court or governmental agency or instrumentality. Neither Seller nor OrthoNet has received notice of any adverse finding or determination in connection with any review conducted by any entity, commission, board or agency in connection with the Medicare or Medicaid program or in connection with any health insurer or health care payor.

          4.20.  Compliance.  The Florida Business and the Assets, and Seller's
                 ----------
and OrthoNet's operation thereof, conform and have conformed in all material respects to all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations. OrthoNet has complied in all material respects with all statutes, codes, ordinances, licensing requirements, laws, rules, regulations, decrees, awards or orders applicable to the Florida Business or its operations, including those relating to employment and environmental matters and all laws relating to Medicare and/or Medicaid, including, but not limited to, 42 U.S.C. Section 1320(a)-7(a) et seq., 42 U.S.C. Section 1320(a)-7(b) et seq., 31
                            -- ---                                  -- ---
U.S.C. Section 3729, and any other federal or state provision relating to the filing of false claims or payments for referrals; and there is not and will not be any liability arising from or related to any violations thereof and Seller has no knowledge of any violations of such laws. Seller has not received any notice from any governmental body or other person alleging Seller or OrthoNet has failed to comply with any such law, rule or regulation. To the Seller's knowledge, there is no anticipated change in any such law, rule or regulation which would adversely affect the Florida Business or the Assets.

          OrthoNet has timely filed, in a complete and correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs or in connection with any of the Material Agreements, in either case, which are due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or, to the best of the Seller's knowledge, threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, or the Florida Department of Health and Rehabilitative Services or any other state or federal agency with respect to any Medicare or Medicaid claims filed by OrthoNet on or before the date hereof or program compliance matters, which would adversely affect OrthoNet, the Assets, the operation or utility thereof, or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to OrthoNet has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending nor threatened against or affecting OrthoNet, any of the Assets or the consummation of the transactions contemplated hereby.

          4.21.  Brokers.  Neither Seller nor OrthoNet have retained any broker
                 -------
or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby.

          4.22.  Certain Agreements.  All contracts or agreements with insurance
                 -------------------
companies, managed care plans, employers and physicians were entered into in the ordinary course of business at usual and normal prices and rates. The Seller has no reason to believe that any insurance company, managed care plan, employer or physician will cease to do business with OrthoNet as a result of the consummation of any transactions contemplated hereby. OrthoNet is not involved, directly or indirectly, in any improper or illegal activities with respect to any of its referral sources, including but not limited to the payment of gratuities, gifts or otherwise to such referral sources. Except as specifically described on Schedule 4.22, (a) to Seller's actual knowledge
                             -------------
without any investigation, there is no law, rule or regulation, (b) there is no provision or term in any Material Contract or any agreement between OrthoNet and any physician or physical therapist, or (c) there is no policy of OrthoNet or of any of the entitles listed on Schedules 1(a), 1(b) or 1(c) of the Employment Agreement, which (I) limits the amount or percent of revenues generated under any of the Material Contracts which OrthoNet, Vivra or VOR may retain (and not pay to physicians, physical therapists, other service providers or payors) or
(II) establishes or provides for a minimum amount which VOR, Vivra or OrthoNet must pay to physicians, physical therapists, other service providers or payors for services rendered under any of the Material Contracts.

          4.23.  Physicians.  To the best of the Seller's knowledge, during the
                 ----------
past five years and as of the date hereof, and at the Closing, each physician who is or was employed by, or who renders or has rendered services on behalf of, the Florida Business:

          (a) Has been duly licensed and registered, and in good standing under the laws of the State of Florida, to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner;

          (b) Has current controlled substances registrations issued by the State of Florida and the United States Drug Enforcement
     Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

          (c)  Except as set forth on Schedule 4.23, has not been a party
                                      -------------
     or subject to:

               (i) any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree;

               (ii) any disciplinary, peer review or professional review investigation, proceeding or action instituted by any licensure board, hospital, medical school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

               (iii) any criminal complaint, indictment or criminal proceedings;

               (iv) any investigation or proceedings, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback laws, or engaging in other billing improprieties;

               (v) any organic or mental illness or condition that impairs or may impair such physician's ability to practice medicine;

               (vi) any dependency on, habitual use or episodic abuse of alcohol or controlled substances, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;

               (vii)  any allegation, or any investigation or
          proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to the practice of medicine; and

               (viii) any denial or withdrawal of an application in any state for licensure as a physician, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance.

          (d) complies with the requirements, if any, set forth in all applicable Material Contracts.

          4.24.  Accounts Receivable.  Schedule 4.24 sets forth an accurate,
                 -------------------   -------------
correct and complete list of all outstanding accounts and notes receivable as of January 31, 1996. All outstanding accounts and notes receivable reflected on
Schedule 4.24 are due and valid claims against account debtors for services
-------------
rendered, collectible in full and subject to no defenses, offsets or counterclaims and have been outstanding for 30 days or less. All receivables arose in the ordinary course of business. OrthoNet has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except as provided for on the Financial Statements.

          4.25.  Audits/Accountings.  There are no audits, accountings or
                 ------------------
payment reviews pending or, to the best of Seller's knowledge, threatened in connection with any Material Contracts including without limitation any agreements with physicians or with insurance companies, managed care plans, employers, or other third party payors, and all amounts owed under any such agreements have been appropriately reconciled and there are no outstanding balances in connection therewith. OrthoNet is not a party to any risk-pooling agreements or arrangements whatsoever.

          4.26.  Pooling of Interests.  Except as contemplated or required under
                 --------------------
this Agreement:

          (a) OrthoNet has not been a division or subsidiary of another corporation for the two years preceding the Closing;

          (b) OrthoNet has not held more than 10% of the stock of any other company or of Vivra at the date of initiation of the transactions contemplated by this Agreement;

          (c) the transactions contemplated by this Agreement shall be completed in a single transaction or within one year after the plan is initiated;

          (d) the transactions contemplated by this Agreement shall be substantially voting common stock in exchange for voting common stock;

          (e) OrthoNet has not, in order to consummate this transaction, changed its voting common stock structure during the two years immediately preceding the Closing;

          (f) during the two years preceding the Closing, OrthoNet has not purchased treasury stock to consummate or avoid a business combination transaction;

          (g) OrthoNet has not rearranged the relative ownership shares among its existing voting shareholders as a part of this transaction;

          (h) none of the Vivra Shares shall be restricted as to voting rights as part of this transaction;

          (i)  there is no "earnout" contingency as part of this transaction;

          (j) no financial arrangements have been made with the Seller which negate the exchange of equity securities (such as loans made against stock issued);

          (k)  Schedule 4.26 sets forth an accurate and complete list of
               -------------
     (i) the amount and date of all dividends or distributions that the Company has declared or paid to its stockholders (or affiliates of its stockholders), since January 1, 1994 through Closing, and (ii) the amount of any salary or compensation paid by OrthoNet to Seller or any of its affiliates since January 1, 1995 through Closing; and

          (l) to the best of the knowledge of the Seller, neither OrthoNet, nor any of its affiliates, officers, or directors has taken any action or failed to take action which action or failure to take action would jeopardize the treatment of Vivra's acquisition of OrthoNet as a "pooling of interests" for accounting purposes.

          4.27.  Receipt of Information.  Seller has received:  (i) a copy of
                 ----------------------
Vivra's prospectus dated February 9, 1995; (ii) a copy of Vivra's 1994 Annual Report to Stockholders; (iii) a copy of Vivra's Annual Report on Form 10-K for the fiscal year ended November 30, 1994; (iv) copies of Vivra's Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 1995, May 31, 1995 and August 31, 1995; (v) Vivra's press release dated January 24, 1996; and
(vi) a copy of Vivra's Proxy Statement for Vivra's annual meeting held on March 28, 1995.

          4.28.  Disclosure.  Neither this Agreement nor any attachment,
                 ----------
schedule, certificate or other statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements and information contained herein or therein, in light of the circumstances in which they were made, not misleading. Each list and description contained on any Schedule delivered pursuant to this Agreement is accurate and complete. The Seller is not aware of any information necessary to enable a prospective purchaser of the OrthoNet Shares or the Florida Business to make an informed decision with respect to the purchase of the OrthoNet Shares which has not been expressly disclosed to VOR in writing in this Agreement.


                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF VOR

          Vivra hereby represents and warrants to the Seller as of the date hereof as follows:

          5.1.  Authority.  VOR has all requisite right, power and authority,
                ---------
without the consent of any other person, to execute and deliver this Agreement and the agreements to be delivered at Closing and to carry out the transactions contemplated hereby and thereby. All actions required to be taken by VOR to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken.

          5.2.  Validity.  This Agreement has been, and the agreements and other
                --------
documents to be delivered at Closing by VOR will be, duly executed and delivered by VOR and constitute valid and binding obligations of VOR, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not violate or conflict with any provision of, and do not and will not constitute a default under or a breach of (i) the charter or By-laws of VOR, (ii) any contract, agreement or other instrument to which VOR is a party, (iii) any order or judgment of any court or governmental agency or (iv) any law, rule or regulation applicable to the VOR.

          5.3.  Consents.  No approval, authorization, registration,
                --------
consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority is required for the execution and delivery by VOR of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

          5.4.  Due Organization.  VOR is a corporation organized and validly
                ----------------
existing under the laws of the State of Delaware and has full corporate power and authority to carry on the business in which it is engaged.

          5.5.  Capitalization of VOR.  VOR is authorized to issue 3,250,000
                ---------------------
shares of Class 1 common stock, $.01 par value (the "Class 1 Common Stock") and 16,750,000 shares of Class 2 common stock, $.01 par value (the "Class 2 Common Stock"). On the date of this Agreement, 5,206,500 shares of Class 2 Common Stock has been issued or subject to any option and Vivra Specialty Partners, Inc. ("VSP") owns all of the issued and outstanding shares of Class 2 Common Stock. Vivra Incorporated owns all of the outstanding capital stock of VSP.

          5.6.  Brokers.  VOR has not retained any broker or finder or incurred
                -------
any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby.

          5.7.  Vivra Stock.  The Vivra Shares have been duly authorized by all
                -----------
necessary corporate action of Vivra and when delivered hereunder will be validly issued, fully paid and nonassessable.

                                   ARTICLE VI

                                    COVENANTS

          Seller and VOR, as applicable, hereby agree to keep, perform and fully discharge the following covenants and agreements.

          6.1.  Continued Assistance.  The Seller and VOR shall cooperate in an
                --------------------
orderly transfer of the Florida Business and the continuation thereof by Vivra or its successor or assigns. From time to time, at VOR's request and without further consideration, the Seller shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as VOR may reasonably request to more effectively assign, convey and transfer the Florida Business and its operations and will assist VOR in the vesting, collection or reduction to possession of its assets, properties, rights and claims. The Seller shall give VOR and its affiliates access to such books and records as VOR may request in order to allow VOR or its affiliates to audit the financial statements of the Florida Business for prior years. VOR shall cooperate with OrthoNet and provide such assistance as OrthoNet may reasonably request, at the OrthoNet's expense, in connection with the defense or prosecution of any claims, actions or investigations arising out of or related to the conduct of the Florida Business prior to the Closing.

          6.2.  Records and Documents.  For five (5) years following the Closing
                ---------------------
Date, each party hereto shall retain and grant to the other party and its representatives, at such other party's request, access to and the right to make copies of those records and documents which are retained by such party, as may be necessary in connection with the business and affairs of such other party after the Closing. If during such time any party elects to dispose of such records, such party shall first give each other party hereto sixty (60) days' written notice, during which period such other party shall have the right to obtain the records without further consideration.

          6.3.  Certain Payments.  Seller shall promptly pay when due and fully
                ----------------
discharge any income, excise, employment, sales or use taxes arising as a result of the sale, transfer, conveyance or assignment of the OrthoNet Shares. The Seller shall keep VOR apprised of the status and all aspects of any litigation which might affect VOR or the Florida Business, either directly or indirectly, and Seller shall comply with all court orders relating directly or indirectly to such litigation. VOR shall provide reasonable cooperation to the Seller in handling such litigation; provided, that the Seller shall reimburse VOR for its out-of-pocket expenses incurred in connection with such cooperation.

          6.4.  Confidentiality.  After the Closing Date, except as may be
                ---------------
required for tax purposes or other regulatory purposes, neither the Seller nor any of its affiliates nor any of the respective successors and assigns of the Seller or any of its affiliates shall (a) retain any document, databases or other media embodying any confidential or proprietary know-how which is used in the Florida Business or use, publish or disclose to any third person any such confidential or proprietary know-how or (b) use, publish or disclose any information concerning Vivra or VOR, its affiliates, the Assets, the Florida Business, the customers of the Florida Business or the terms of this Agreement, the Employment Agreement, the Option Agreement or any of the transactions contemplated thereby.

          6.5.  Covenant Not to Compete.  (a)  Seller hereby agrees that for a
                -----------------------
period of three (3) years after the Closing, the Seller shall not, directly or indirectly, whether acting alone or as a director, officer, employee, agent, consultant, partner, owner or member, as appropriate, of any person, firm, company, corporation, association, partnership or other entity:

          (i) have any ownership or economic interest in, or participate in or manage any business directly or indirectly engaged, in a business the same as, or similar to, the Florida Business;

          (ii) solicit, serve or accept any business from patients, insurance companies, managed care plans, employers or other customers of the business then conducted by Vivra or VOR for services competitive with those of the Florida Business or request, induce or advise patients, insurance companies, managed care plans, employers or other customers of the business as then conducted by Vivra VOR to withdraw, curtail or cancel their business with Vivra or VOR or assist, induce, help or join any other person or company in doing either of the above activities;

          (iii) solicit the services of any employee, consultant or provider which renders services to, or for the benefit of, Vivra or VOR or any of its affiliates for its own use or benefit or for any other person's or company's use or benefit, or induce or help to induce any employee, consultant or provider which renders services to, or for the benefit of, Vivra or VOR or any of its affiliates to leave for other employment, without Vivra's or VOR's prior written consent; or

          (iv) employ or hire, or cause to be employed or hired, any person who is an employee, consultant or provider which renders services to, or for the benefit of, the Florida Business or VOR or any of its affiliates;

          (b) Notwithstanding Section (a) above: (i) Seller may render consulting services to third parties provided that such consulting services do not relate in any way to the establishment, maintenance or operation of a medical network, (ii) if VOR fails to pay Seller an amount which is due under this Agreement or the Employment Agreement (and such amount is not subject to a reasonable dispute) for a period of ten (10) days after Seller gives VOR written notice that such amount is past due, then the provisions of Section (a) shall be of no force or effect until such amount is paid; provided, however, that if Seller has entered into a binding contractual relationship (a "Subsequent Contract") after such ten (10) days period and the Subsequent Contract requires Seller to render services that conflict with the provisions of Section (a), then the payment by VOR of such amounts shall not prohibit Seller from rendering the services called for by the Subsequent Contract, and (iii) if VOR fails to execute and deliver the Additional Option (as defined in the Employment Agreement) after Seller has met the requirements for the Additional Option (and the obligation of Buyer to grant the Additional Option is not subject to a reasonable dispute) for a period of ten (10) days after Seller gives VOR written notice that Seller has met the requirements for the Additional Option, then the provisions of Section (a) shall be of no force or effect until the Additional Option is executed and delivered to Seller; provided, however, that if Seller has entered into a binding contractual relationship (a "Subsequent Contract") after such ten (10) days period and the Subsequent Contract requires Seller to render services that conflict with the provisions of Section (a), then the execution and delivery of the Additional Option shall not prohibit Seller from rendering the services called for by the Subsequent Contract.

          (c)  Seller agrees that any breach of this Section 6.5 will result in
                                                     -----------
irreparable damage to Vivra and VOR for which Vivra and VOR will have no adequate remedy at law, and, therefore, the Seller consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Vivra or VOR enjoining any such breach, without prejudice to any other right or remedy to which Vivra and VOR shall be entitled.

          (d)  The necessity of each of the restrictions set forth in this
Section 6.5 and the nature and scope of each such restriction have been
-----------
carefully considered, bargained for and agreed to by the parties. However, in the event that any portion of this Section 6.5 shall be determined by any court
                                   -----------
of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted or rewritten to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each of the provisions herein shall be deemed a separate and severable covenant.

          (e) The parties hereto recognize that the agreements of Seller contained in this Section 6.5 (the "Noncompetition Covenant") are considered by
                  -----------
Vivra and VOR to be an integral and valuable part of the transactions contemplated by this Agreement. The parties hereto also agree that the amount of the monetary damage which Vivra or VOR would suffer should the Seller breach the Noncompetition Covenant is difficult to measure or ascertain. Therefore, the parties agree that if Seller breaches the Noncompetition Covenant, then Seller shall pay the Liquidated Damages Amount to Vivra as liquidated damages, as a fair and reasonable estimate of the damages which would be sustained by Vivra. The "Liquidated Damages Amount" shall be five million dollars ($5,000,000) during the first, second and third years after Closing and two and one-half million ($2,500,000) at all times thereafter. The remedy provided to Vivra in this Section 6.5(e) shall be cumulative with the Vivra's other remedies
              --------------
and nothing set forth herein shall limit or in any way affect Vivra's other rights and remedies under this Agreement, or Vivra's right to seek any appropriate relief, including the right to seek preliminary or permanent injunctive relief to enforce the terms of the Noncompetition Covenant; provided, that the amount owed by Seller to Vivra pursuant to this Section 6.5(e) shall be
                                                         --------------
reduced by the amount, if any, that Vivra collects from Seller as liquidated damages pursuant to the Employment Agreement.

          6.6.  Form 1099's.  Seller agrees to indemnify, hold harmless and
                -----------
defend VOR, from and against any and all loss, diminution in value, damage, cost, penalties, expense (including court costs and attorneys' fees and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation related to or caused by or arising from (a) OrthoNet's failure to file a Form 1099 for any physician which rendered services rendered to, or for the benefit of, OrthoNet for any period prior to December 31, 1995, or (b) OrthoNet filing an incorrect Form 1099.

          6.7.  [Reserved]

          6.8.  Interim Conduct of Business.  From the date hereof until the
                ---------------------------
Closing, the Seller shall preserve, protect and maintain the Florida Business and the Assets, and shall operate the Florida Business consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by VOR, Seller shall, with respect to the Florida Business:

          (a) Maintain the Assets in good repair, order and condition, reasonable wear and tear excepted;

          (b) Maintain and keep in full force and effect all insurance on the Assets or for the benefit of the Florida Business presently carried;

          (c) Preserve intact the organization and reputation of the Florida Business and keep available the services of the present employees and agents of the Florida Business and preserve the good will of payors, physicians, suppliers, customers and others having business relationships with the Florida Business;

          (d) Maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

          (e) Not enter into, amend or terminate any employment, bonus, severance or retirement contract or arrangement, nor increase any salary or other form of compensation payable or to become payable to any employees of the Florida Business;

          (f) Not enter into, amend or terminate, or agree to enter into, amend or terminate, any Material Contract;

          (g) Not extend credit in the provision of services, collection of receivables or otherwise, other than in the ordinary and regular course of business;

          (h) Comply with all of the OrthoNet's obligations under all agreements;

          (i) Not sell, lease or otherwise dispose of, or acquire, or agree to sell, lease or otherwise dispose of, or acquire, any assets, properties, rights or claims related to the Florida Business, except in the ordinary course of business; and

          (j) Not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise which is related to the Florida Business, except current liabilities and contractual obligations in the ordinary course of business.

From the date hereof through the Closing, the Seller shall confer on a regular and frequent basis with one or more designated representatives of VOR regarding material operational matters and the general status of on-going operations of the Florida Business. The Seller shall promptly notify VOR of any material change in the financial condition, results of operations, properties, business or prospects of the Florida Business and shall keep VOR fully informed of such events and permit VOR's representatives to participate in all discussions relating thereto.

          6.9.  Supplements.  If any representation, warranty or statement of
                -----------
the Seller, or any schedule delivered to VOR, shall become incorrect, Seller shall promptly deliver to VOR a supplement in order that said representation, warranty, statement, or schedule, as so supplemented, shall be true and correct, provided, however, that no such supplement or amendment shall be considered in determining the satisfaction of the conditions set forth in Section 7.1 and no
                                                            -----------
such supplement or amendment shall affect each Warrantor's obligations under
Article IX.
----------

          6.10.  Covenants.  Anything to the contrary not withstanding, this
                 ---------
Agreement shall not constitute an assignment of, or an agreement to assign, any payor contract, provider contract or claims processing contract or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent, approval or agreement of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of VOR thereunder. If such consent, approval or agreement is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of VOR or OrthoNet thereunder so that VOR or OrthoNet would not in fact receive all such rights, Seller will cooperate with VOR or OrthoNet in any arrangement designed to provide for the benefits under any such contract, including enforcement for the benefit of VOR or OrthoNet of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

          6.11.  Restrictions on Transfer.  Seller agrees that he will not
                 ------------------------
directly or indirectly sell, assign, transfer, give, pledge, encumber or otherwise dispose of any interest in his OrthoNet Shares, prior to the Closing and will not directly or indirectly (a) sell, assign, transfer, give, pledge, encumber or otherwise dispose of any economic or other interest in the Vivra Shares acquired by Seller, or (b) in any way reduce his risk with respect to such Vivra Shares (including but not limited to, by entering into a "put" with respect to such Vivra Shares), until an earnings report including at least 30 days of the combined post-Closing operations of Vivra and the Florida Business has been published (the "Combined Earnings Report"). Legal counsel for the Seller (the "Seller Representative") shall hold the Vivra Shares delivered pursuant to Section 2.1(a)(i) in escrow until the Combined Earnings Report has
            -----------------
been published and thereafter the Seller Representative shall deliver such Vivra Shares to Seller and upon such delivery, the provisions of this paragraph 6.11
                                                                --------------
shall be no longer effective. Seller Representative shall be entitled to deposit such shares with a court of law in the event of a dispute and Vivra and VOR shall not seek to have Seller Representative disqualified from representing Seller in such dispute. Vivra, VOR and Seller shall jointly indemnify, defend and hold Seller Representative harmless from any and all reasonable expenses and fees, costs, damages and liabilities arising or incurred by reason of it serving as Seller Representative. Vivra agrees to use good faith efforts to publish the Combined Earnings Report with 45 days of the end of the first complete calendar month after Closing.


                                   ARTICLE VII

              CONDITIONS PRECEDENT TO OBLIGATIONS OF VIVRA AND VOR

          Each and all of the obligations of Vivra and VOR to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

          7.1.  Accuracy of Warranties and Performance of Covenants.  The
                ---------------------------------------------------
representations and warranties of the Seller contained herein shall be accurate in all respects as if made on and as of the Closing Date. The Seller shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing, including, without limitation, delivery of the items set forth in Sections 3.3 and 3.4.
             ------------     ---

          7.2.  No Pending Action.  No action, suit, proceeding or investigation
                -----------------
before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or which might affect the right of VOR to own, operate or control the Florida Business or the Assets.

          7.3.  Consents.  All consents by third parties that are required for
                --------
the transfer of the Florida Business or any of the Assets or are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any agreement to which OrthoNet is a party or to which any portion of the property of OrthoNet is subject, shall have been obtained or provided for and shall remain in effect. All consents to transfer of all Material Agreements listed as
Schedule 4.15 shall have been obtained, including without limitation appropriate
-------------
consents to transfer of all agreements between OrthoNet and third party payors or managed care plans.

          7.4.  Condition of Business and Assets.  The Business and the Assets
                --------------------------------
shall not have been adversely affected in any way by any act of God, fire, flood, accident, war, labor disturbance, legislation (proposed or enacted), or other event or occurrence, whether or not covered by insurance, and there shall have been no change in the Assets or the Florida Business, its financial condition, properties or prospects, which would have an material adverse effect thereon.

          7.5.  Satisfaction of Counsel.  All corporate and other actions and
                -----------------------
proceedings in connection with the transactions contemplated hereby and all documents incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for VOR, and VOR shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have reasonably requested.


                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          Each and all of the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

          8.1.  Accuracy of Warranties and Performance of Covenants.  The
                ---------------------------------------------------
representations and warranties of VOR contained herein shall be accurate in all respects as if made on and as of the Closing Date. VOR shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing, including, without limitation, delivery of the items set forth in Sections 3.2 and 3.4.
                   ------------     ---

          8.2.  No Pending Action.  No action, suit, proceeding or investigation
                -----------------
before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

          8.3.  Satisfaction of Counsel.  All corporate and other actions and
                -----------------------
proceedings in connection with the transactions contemplated hereby and all documents incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for Seller, and Seller shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have reasonably requested.

          8.4.  Registration of Vivra Shares.  The registration statement
                ----------------------------
covering the sale of the Vivra Shares to the Seller shall be effective and shall not be the subject of any stop order or proceeding seeking a stop order and the Vivra Shares shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance. Assuming that (a) Seller is not in possession of any material nonpublic information with respect to Vivra, and (b) Seller sells the Vivra Stock pursuant to the restrictions contained in Section 6.11, the Escrow Agreement, and the letter attached as Exhibit B to this Agreement, then, at the Closing Vivra will have taken all steps necessary to allow Seller to sell the Vivra Shares on the New York Stock Exchange.


                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

          9.1.  Survival.  All representations, warranties, covenants and
                --------
agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing for a period of three (3) years from the Closing Date. Any claim for indemnification that is asserted in writing within three (3) years from the Closing Date shall survive until resolved or judicially determined. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

          9.2.  Indemnification.
                ---------------

          (a) The Seller shall indemnify, hold harmless and defend Vivra and VOR, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys' fees at all levels of trial and appeal and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Seller contained herein or in any agreement or other document delivered pursuant hereto, (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a misrepresentation, breach or failure, and (iii) the operation of the Florida Business prior to Closing.

          (b) Vivra and VOR shall indemnify, hold harmless and defend the Seller, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys' fees and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Vivra or VOR contained herein or in any agreement or other document delivered pursuant hereto, (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure, and (iii) any and all of the Assumed Obligations.

          (c) The party seeking indemnification under this Article shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification. All rights contained in this Article are cumulative and are in addition to all other rights and remedies which are otherwise available, pursuant to the terms of this Agreement or applicable law. All indemnification rights shall be deemed to apply in favor of the indemnified party's officers, directors, representatives, subsidiaries, affiliates, successors and assigns.

          (d) If any such cost, loss, damage, expense, liability, claim, or obligation, as referenced in Section 9.2(a) above occurs or is incurred by VOR or Vivra, VOR and Vivra shall have the right, at its option and in addition to any other actions permitted by law, to offset the amount of any such cost, loss, damage, expense, liability, obligation or claim against amounts due from VOR or Vivra to Seller under this Agreement, the Employment Agreement or any other agreement, whether or not such amounts are due from VOR or Vivra by the express terms of any such agreement or as a result of settlement or judgment with respect to any such agreement. VOR's and Vivra's continuing right of set-off shall not be deemed VOR's and Vivra's exclusive remedy for Seller's breach of any of the representations, warranties or agreements set forth herein.

          9.3.      Defense Against Asserted Claims.  Any party seeking
                    -------------------------------
indemnification (the "Indemnified Party") shall give written notice to the indemnifying party (the "Indemnifying Party") of the facts and the circumstances giving rise to any claim (the "Notice"). The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), unless legal action shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit within 15 days after notification thereof as provided herein. In connection with any claim giving rise to indemnification hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party shall, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding without prejudice to the right of the Indemnifying Party thereafter to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel, the selection of which counsel shall be subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld, to conduct the defense in such claims and legal proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any claim or legal proceeding, without the prior written consent of the Indemnified Party, unless the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement.
The Indemnified Party shall be entitled to participate in the defense of any such action with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend such claim or litigation in such a manner as it may deem appropriate, including settling such claim or litigation after giving notice of the same to the Indemnifying Party on such terms as the Indemnified Party may deem appropriate and any action by the Indemnified Party seeking indemnification from the Indemnifying Party in accordance with the provisions of this Section, the Indemnifying Party shall not be entitled to question the manner in which the Indemnified Party defended such claim or litigation or the amount or nature of any such settlement. In the event of a claim by a third party, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such action (including making a personal contact with the third party if deemed beneficial) and the relevant records of each party shall be made available on a timely basis.


                                    ARTICLE X

                               GENERAL PROVISIONS

          10.1.  Amendments and Waiver.  No amendment, waiver or consent with
                 ---------------------
respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

          10.2.  Notices.  All notices, requests, demands and other
                 -------
communications hereunder shall be in writing and shall be delivered in person or sent by overnight courier, telegram or telex as follows:

          (a)  If to the Seller:

                    7655 Southwest 52nd Court
                    Miami, Florida 33143
                    Attention:  Joseph Zagorski
                    Telephone:  (305) 665-9840

          with a copy to:

                    Stanley Kuperstein
                    Geiger, Kasdin, Heller,
                      Kuperstein, Chames & Weil, P.A.
                    1428 Brickell Avenue
                    6th Floor
                    Miami, Florida  33131
                    Telephone:  (305) 372-5000

          (b)  If to VOR or Vivra:

                    Vivra Orthopaedics, Inc.
                    1440 Chapin
                    Suite 300
                    Burlingame, CA  94010
                    Attention:  President
                    Telephone:  (415) 373-4600

          with a copy to:

                    Vivra Incorporated
                    400 Primrose
                    Suite 200
                    Burlingame, California  94010
                    Attention:  Secretary
                    Telephone:  (415) 348-8700

Any party may change its address for receiving notice by written notice given to the others named above.

          10.3.  Expenses.  Each party to this Agreement shall pay its own costs
                 --------
and expenses in connection with the transactions contemplated hereby. If any action is brought by either party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys fees.

          10.4.  Counterparts.  This Agreement may be executed simultaneously in
                 ------------
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.5.  Benefit.  This Agreement shall bind and inure to the benefit of
                 -------
the parties named herein and their respective successors and assigns. Neither party hereto may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party, provided, however, that Vivra may, without the consent of Seller, assign all of its rights, benefits, duties or obligations under this Agreement to VOR.

          10.6.  Entire Transaction.  This Agreement and the documents referred
                 ------------------
to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties with respect to the subject matter hereof.

          10.7.  Applicable Law.  This Agreement shall be governed by and
                 --------------
construed in accordance with the internal substantive laws of the State of Florida, without regard to conflicts of laws principles.

          10.8.  Waiver.  Any party's lack of enforcement of any provision of
                 ------
this Agreement shall not be construed as a waiver of any such provision and the nonbreaching party may elect to enforce any such provision in the event of past, repeated or continuing breach. No waiver in one or more instances of any of the provisions of this Agreement shall be deemed a continuing waiver or a waiver of any other provision.

          10.9.  Other Rules of Construction.  References in this Agreement to
                 ---------------------------
sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.10.  Announcements.  VOR shall be entitled to notify providers,
                  -------------
payors and others of the completion of the transactions contemplated by this Agreement. If requested by VOR, Seller shall (a) assist VOR in communicating with providers or payors, and (b) jointly issue a statement, mailing or press release with VOR.

          10.11.  Partial Invalidity.  In the event that any provision of this
                  ------------------
Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

          10.12.  Release.  Seller hereby irrevocably and unconditionally
                  -------
releases and discharges OrthoNet and its officers, directors, successors and assigns (the "Released Parties") from any and all actions, claims, causes of action, suits, charges, complaints, contracts, agreements, liabilities or obligations of any kind whatsoever in law or in equity, which Seller or his affiliates, heirs, executors, successors and assigns, can, shall or may have against the Released Parties. To the extent OrthoNet continues to maintain insurance after the Closing, the provisions of this Section 10.12 shall not limit Seller's rights against the relevant insurance company under such policies. VOR agrees to give Seller notice prior to VOR giving notice of termination of any such insurance policies. Seller shall have the option of causing OrthoNet to obtain "tail coverage" under any such insurance policy by timely paying any related premium required for such coverage within the time period required.

          10.13.  Venue.  VOR and Seller hereby irrevocably submit to the
                  -----
jurisdiction of any Florida State or federal court sitting in Dade County, Florida over any action arising out of or relating to this Agreement.

          10.14.  Termination.  This Agreement may be terminated at any time
                  -----------
prior to the Closing:

          (a)  by mutual consent of Seller and VOR;

          (b) by either Seller or VOR if there has been a material misrepresentation or material breach of warranty on the part of the other party in the representations and warranties set forth in this Agreement; or

          (c) by either Seller or VOR if the Closing has not occurred by March 1, 1996.

          Termination of this Agreement shall not serve to relieve any party of any responsibility or obligation for any breach of this Agreement occurring prior to such termination.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

                              VIVRA ORTHOPAEDICS INC.


                              By:
                                 -----------------------------------------------
                              Its:
                                  ----------------------------------------------




                              -----------------------------------
                                   JOSEPH ZAGORSKI, M.D.



                              VIVRA INCORPORATED


                              By:
                                 -----------------------------------------------
                              Its:
                                  ----------------------------------------------

                             Exhibits and Schedules


Exhibits
--------

A    Employment Agreement
B    Investor Letter
C    Escrow Agreement

Schedules
---------

    4.4    Consents
    4.5    Transactions With Affiliates
    4.6    Financial Statements
    4.8    Interim Change
    4.9    Insurance
    4.10   Licenses and Permits
    4.11   Permitted Exceptions
    4.12   Real Estate
    4.13   Office Furnishings and Equipment
    4.14   Trade Secrets, Proprietary Information and Know-How
    4.15   Material Contracts
    4.16   Employee Matters
    4.17   Benefit Plans
    4.19   Litigation
    4.22   Payment Limitations
    4.23   Physicians
    4.24   Accounts Receivable
    4.26   Dividend History

                                    EXHIBIT B
                                    ---------

                             FORM OF INVESTOR LETTER
                             -----------------------


                               [Vivra Letterhead]



                                  February __, 1996



Joseph Zagorski, M.D.
7655 Southwest 52nd Court
Miami, Florida  33143

     Re:  Vivra Incorporated ("Vivra")
          Shares of Common Stock
          ----------------------

Dear Gentlemen:

     This letter is written to you to comply with the Federal Securities Law requirements relating to the exchange of your stock in OrthoNet, Inc. for stock of Vivra Incorporated (the "Vivra Shares").

     The Vivra Shares are registered on Form S-4 under the Securities Act of 1933, and as such are not considered "restricted securities" within the meaning of SEC Rule 144. Nevertheless, there are SEC interpretations which analogize this transaction to a transaction covered by SEC Rule 145.

     Specifically, SEC Rule 145(d) requires you for two years after the exchange of shares (until __________, 1998) to sell any of the securities so exchanged in accordance with the provisions of (c), (e), (f) and (g) of SEC Rule 144. Subparagraph (c) requires Vivra to be current in its public information. Subparagraph (e) contains a volume limitation which limits your sales during any three months period to the greater of 1% of the outstanding common stock or the average weekly trading volume for the four calendar weeks proceeding the sale. As we understand it, the shares acquired by you are less than 1% of the outstanding stock of Vivra. Subparagraphs (f) and (g) relate to the manner of sale. The sale must be conducted in accordance

June __, 1995
Page 2


with an unsolicited brokers' transaction. Any responsible broker will know how to conduct such a transaction if it is told that the sale has to be made as an unsolicited brokers' transaction.

     Accordingly, the only relevant requirement in SEC Rule 145(d) relates to the unsolicited brokers' transaction. In lieu of legending your stock certificates, we have written this letter to you to explain the requirements.

     Please return a copy of this letter to us signed with your acknowledgement and keep a copy of this letter with your stock certificate so that you may show it to a broker whenever you wish to effect a sale.

                                  Very truly yours

                                  VIVRA INCORPORATED


                                  By:
                                     -------------------------------------------
                                  Its:
                                      ------------------------------------------

I hereby acknowledge the resale restrictions described above and agree to abide by them until after __________, 1998.




                                  ----------------------------------------------
                                  Joseph Zagorski, M.D.


Dated:  February __, 1996